Exhibit 99.1

IDT Corporation Announces the Appointment of Marc J. Oppenheimer to its Corporate Board of Directors

Newark N.J., April 11, 2006 – IDT Corporation today announced the appointment of Marc J. Oppenheimer to its Corporate Board of Directors. Mr Oppenheimer, who will serve on the audit committee, replaces Michael Levitt, who left the board in March 2006. IDT Corporation (NYSE: IDT, IDT.C) is an international telecom, entertainment and technology company.

Mr. Oppenheimer joins IDT outside board members, J. Warren Blaker, Rudy Boschwitz, Saul K. Fenster, James S. Gilmore III, Thomas Slade Gorton III, Jack F. Kemp, and Jeane Kirkpatrick. Marc Oppenheimer recently served on the Board of Net2Phone, a subsidiary of IDT Corporation.

“During his 26 year career Marc Oppenheimer has held significant operating and financial positions in banking, industry and investment management,” said Jim Courter, IDT’s CEO. “His appointment adds another high caliber, strongly independent, and highly distinguished individual to our corporate board. Specifically, Marc will serve as the board’s financial expert as required under the Sarbanes-Oxley Act.”

Mr. Oppenheimer is presently Executive Vice President of Kenmar Global Investment Management, Inc, and a Managing Director of Kenmar-Nihon Venture Capital, LLC. Kenmar is a global asset management firm. Previously he was President and Chief Executive Officer of Crystallex International Corporation, an international gold mining company primarily focused in Venezuela. Mr. Oppenheimer also served as Director of Trade and Merchant Banking for the Midlantic National Bank, N.A. and was Chief Financial Officer of Superior Steel. He began his financial career as a credit officer at The Chase Manhattan Bank N.A. Mr. Oppenheimer has a B.S. with Honors in Management and Industrial Relations from New York University and a MBA with Honors in Finance from New York University.

IDT Corporation, through its IDT Telecom subsidiary, is a facilities-based, multinational carrier that provides a broad range of telecommunications services to retail and wholesale customers worldwide. IDT Telecom, by means of its own international telecommunications backbone and fiber optic network infrastructure, provides its customers with integrated and competitively priced international and domestic long distance and domestic all-distance telephony and prepaid calling cards. IDT

Entertainment is the IDT subsidiary focused on developing, acquiring, producing and distributing computer-generated and traditionally animated productions and other productions for the film, broadcast and direct-to-consumer markets. IDT Capital is the IDT division principally responsible for the Company’s initiatives in brochure distribution, retail energy and new technologies. Net2Phone, Inc., a subsidiary of IDT Corporation, is a provider of high-quality global retail Voice over IP services and offers a fully outsourced cable telephony service to cable operators allowing cable operators to provide residential phone service to their subscribers.

IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C respectively.

Important Note: In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in IDT’s most recent report on SEC Form 10-K (under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K and other filings IDT may make with the SEC.

Contact:

Gil Nielsen, VP Corporate Communications

973-438-3553